STATE OF DELAWARE

CERTIFICATE OF MERGER OF

FOREIGN CORPORATION INTO

A DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Title 18, Section 209 of the Delaware Limited Liability Company Act, Zea Capital Fund LLC, a Delaware limited liability company, does hereby certify that:

1.           The name of the surviving domestic limited liability company is Zea Capital Fund LLC, a Delaware limited liability company, and the name of the corporation being merged into this surviving limited liability company is Zea Capital Fund, Inc., a Maryland corporation.

2.           An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities.

3.           The name of the surviving domestic limited liability company is Zea Capital Fund LLC, a Delaware limited liability company (the “Surviving Company”).

4.           The merger is to become effective upon the filing of this Certificate of Merger.

5.           The executed Agreement and Plan of Merger is on file at an office of the Surviving Company, which is located at:

Zea Capital Fund LLC
5505 NW 88th Street
Suite 100
Johnston, Iowa  50131

6.           A copy of the Agreement and Plan of Merger will be furnished by the Surviving Company on request and without cost to any stockholder or member of the constituent entities.

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IN WITNESS WHEREOF, this Certificate of Merger has been executed by Zea Capital Fund, LLC on August 13th, 2009.

ZEA CAPITAL FUND, LLC a Delaware limited liability company

By:	/s/ Mary Elworth
Name: Mary Elworth
Title: Chairman, Board of Directors